Exhibit 99


Contact:

Russ Robinson, Sprint, (O) 913-624-3417
E-mail: russ.robinson@mail.sprint.com
                                            For Immediate Release

                   SPRINT AGREES TO ACQUIRE VIDEOTRON USA AND
                       TRANSWORLD TELECOMMUNICATIONS INC.

Transaction will provide access to 6.4 million households in the
              San Francisco Bay and Tampa Bay areas

     KANSAS CITY, Mo., May 3, 1999 - Sprint today announced it has entered into a definitive agreement to acquire Videotron USA, the wireless broadband subsidiary of Le Groupe Videotron Ltee., a Montreal-based company, and to purchase Transworld
Telecommunications Inc., of San Anselmo, Calif.

     The transactions will give Sprint high-speed wireless access to almost 6.4 million homes in San Francisco, San Jose, and Oakland, Calif.; Tampa, Fla.; Seattle and Spokane, Wash.; and
Greenville, S.C.   The purchase offers consumers and small
businesses another option to access the Sprint Integrated On-Demand Network, Sprint ION. Together with recently announced agreements with People's Choice Television and American Telecasting Inc., Sprint will be able to provide wireless access to Sprint ION broadband services to about 24.2 million households
across the country.   In addition, Sprint is rolling out Digital
Subscriber Line service in 35 major markets covering 34 million households, as another option to access Sprint ION.

     Sprint agreed to purchase 100 percent of the capital stock of Videotron USA, a subsidiary of Le Groupe Videotron. Videotron USA, through its subsidiaries, owns the wireless licenses serving
the Tampa Bay area and Greenville, S.C.   Videotron USA also owns
a majority interest in the licenses for San Francisco, San Jose, Victorville, and Greely, Calif.; and Seattle and Spokane, Wash. Sprint agreed to acquire Videotron USA for approximately $180
million.   The remaining interest in those licenses is owned by
Transworld Telecommunications Inc.   Sprint agreed to purchase
TTI for approximately $30 million.   The acquisitions must be
approved by the Federal Communications Commission and the U.S. Department of Justice. That process is expected to take four to six months.

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     Using wireless services, Sprint can provide multi-megabit
data, voice, Internet and video conferencing services through Sprint ION, using a small nine-inch antenna mounted on the roof of the side of a home or small business and pointed toward a Sprint tower. The transmission's high capacity will allow Sprint to deliver Sprint ION services without leasing telephone lines from local telephone companies.

       Sprint ION is a new high-capacity, intelligent communications service that provides simultaneous voice, video, fax, Internet and data services over a single connection. For business customers, this means they will no longer be required to manage numerous complex networks but can rely on a truly integrated network.

     Sprint already has introduced Sprint ION services to large business markets and services for consumers and small businesses will roll out in the fourth quarter of this year and through Year
2000.   The company has begun installing its own Digital
Subscriber Line (DSL) facilities to provide homes and small businesses access to Sprint ION.

     Sprint is a global communications company - at the forefront of integrating long distance, local and wireless communications services, and one of the largest carriers of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $17 billion in annual revenues and serves more than 17 million business and residential customers.